Exhibit 10.9

AR CAPITAL ACQUISITION CORP.

405 Park Avenue—2nd Floor

New York, New York 10022

September 8, 2014

RCS Advisory Services, LLC

405 Park Avenue

New York, New York 10022

Re: Administrative Services Agreement

Gentlemen:

This letter agreement by and between AR Capital Acquisition Corp. (the “Company”) and RCS Advisory Services, LLC, dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NASDAQ Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) RCS Advisory Services, LLC shall make available to the Company, at 405 Park Avenue, New York, New York 10022 (or any successor location of RCS Advisory Services, LLC), certain office space, utilities, secretarial support and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay RCS Advisory Services, LLC the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) RCS Advisory Services, LLC hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature page follows]

Very truly yours,

AR CAPITAL ACQUISITION CORP.

		By:	/s/ William M. Kahane
			Name:	William M. Kahane
			Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

RCS Advisory Services, LLC

By:	RCS Capital Corporation, its Managing Member

By:	/s/ William M. Kahane
Name: William M. Kahane Title: Chief Executive Officer and Director

[Signature Page to Administrative Services Agreement]